SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): March 25, 2009

TGC INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Texas	001-32472	74-2095844
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

101 E. Park Blvd., Suite 955

Plano, TX 75074

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (972) 881-1099

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.                                 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective March 25, 2009, the Board of Directors of TGC Industries, Inc.  (the “Company”) approved certain hereafter described amendments to the Company’s Bylaws, pursuant to Sec. 8:11 of the Company’s Bylaws which permits the Bylaws to be amended by the Board of Directors.

Sections 2:2 and 2:3 of the Amended and Restated Bylaws were amended to revise the provisions relating to advance notice of shareholder business and nominations requirements, which generally prescribe the procedures that a shareholder of the Company must follow if the shareholder intends, at an annual or special meeting of shareholders, to nominate a person for election to the Company’s Board of Directors (the “Board”) or to propose other business to be considered by shareholders. These procedures include, among other things, that the shareholder give timely notice to the Secretary of the Company of the nomination or other proposed business, that the notice contain specified information, and that the shareholder comply with certain other requirements. Generally, in the case of an annual meeting of shareholders, a shareholder’s notice in order to be timely must be delivered in writing to the Secretary of the Company, at its principal executive office, not less than sixty (60) or more than ninety (90) days prior to the one-year anniversary of the date on which the Company first mailed proxy materials for the preceding year’s annual meeting of shareholders. As specified in the Amended and Restated Bylaws, different notice deadlines apply in the case of a special meeting. If a shareholder’s nomination or proposal is not in compliance with the procedures set forth in the Amended and Restated Bylaws, the Company may disregard such nomination or proposal.

Section 2:10 has been added to the Amended and Restated Bylaws for the purpose of restating in the Bylaws what is already contained in the Articles of Incorporation  —  that the affirmative vote of the holders of eighty percent (80%) or more of the issued and outstanding shares will be required for the approval or authorization of: (1) any merger or consolidation of the Company with or into another corporation or entity; or (2) any sale of all or substantially all of the Company’s assets to another corporation or entity.

Section 3.6 of the Amended and Restated Bylaws already provided that a director may be removed “for cause.” Language has been added to such Section 3.6 for the purpose of defining “for cause.”

A new Section 3:11 has been added to the Amended and Restated Bylaws so as to enable the Board, when evaluating certain acquisition or reorganization transactions, to give consideration to overall fairness factors (several of which are specified).

Section 5:4 of the Amended and Restated Bylaws has been amended by the addition of language permitting an officer of the Company, in discharging his or her corporate duties, to rely on data provided by reliable third persons.

Article V of the Amended and Restated Bylaws has been amended by eliminating the officer position of Chairman of the Board and providing that the President will preside at all meetings of the shareholders and the Board.

A new Section 8:4 has been added to the Amended and Restated Bylaws for the purpose of restating in these Bylaws the same provision which is stated in the Texas Business Corporation Act regarding limiting the personal liability of directors of the Company unless certain minimum standards have not been complied with.

A number of administrative changes have been made to the Amended and Restated Bylaws for the purpose of restating in these Bylaws the same language which is now contained in the Texas Business Corporation Act, primarily for the purpose of taking into account numerous changes which have recently been made to such Act. These changes relate primarily to the possible use of electronic transmission for notification of shareholders’ meetings (Section 2:4.(B), the adjournment procedures which apply to meetings of shareholders (Section 2:6), shareholder proxy voting procedures (Section 2:8), company voting list requirements (Section 2:9), fixing record date and determining shareholders entitled to vote (Sec. 2:11), procedures for giving notice of meetings of directors (Sec. 3:2), procedures for directors to resign and their vacancies to be filled (Sections 3:7 and 3:8), procedures for actions taken without a meeting, telephone meetings, and waiver of notice (Article IV), and corporate books and record keeping requirements (Section 8:3).

The foregoing description is qualified in its entirety by reference to the Amended and Restated Bylaws (as amended March 25, 2009), a copy of which is being filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.                                         Financial Statements and Exhibits.

(d)                                      Exhibits

3.1         Amended and Restated Bylaws (as amended March 25, 2009).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TGC INDUSTRIES, INC.

Date: March 31, 2009	By:	/s/ Wayne A. Whitener
Wayne A. Whitener
President and CEO

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Bylaws (as amended March 25, 2009).